Exhibit 10.3
AMENDED AND RESTATED SEVERANCE AGREEMENT
This Amended and Restated Severance Agreement (the “Agreement”) is made and entered into by and between Micron Technology, Inc., a Delaware corporation (the “Company”), and Scott J. DeBoer, an individual and Officer of the Company, (the “Officer”), and is effective as of the Effective Date (as defined below).
WHEREAS, the Company and the Officer previously entered into a Severance Agreement effective as of November 27, 2007, which was amended by Amendment 1 thereto effective as of November 10, 2015 and by Amendment 2 thereto effective as of October 24, 2017 (as amended, the “Original Agreement”) and desire to amend and restate the Original Agreement in its entirety;
WHEREAS, the Company desires to provide the Officer with benefits in consideration for his or her execution of this Agreement, the Release (as defined below) and the Agreement Not to Compete or Solicit entered into by and between the parties, effective as of November 27, 2007 (the “Noncompete Agreement”);
NOW THEREFORE, the parties agree to amend and restate the Original Agreement in its entirety as follows:
1(a).    TERMINATION OF THE OFFICER. The Company or the Officer may at any time terminate the Officer’s active employment with the Company for any reason, voluntary or involuntary, with or without Cause, by providing notice to that effect in writing. Subject to the Officer signing and not revoking the release required in Section 7, upon the Officer’s Qualifying Termination of Employment, the Officer shall be entitled to the compensation and benefits described in Section 5(a). Except as provided in Section 5(a), upon the Officer’s Separation from Service, the Officer shall only be entitled to (i) those payments and benefits required by law, (ii) unpaid base salary, (iii) reimbursement of unreimbursed business expenses and (iv) such employee benefits (including equity compensation and paid time off), if any, to which the Officer may be entitled under the Company’s employee benefit plans (“Accrued Amounts”). To the extent there is any conflict between the terms and benefits provided under any bonus or incentive program of the Company and this Agreement, the terms of this Agreement shall prevail. The Accrued Amounts shall be paid in accordance with the applicable plan or reimbursement policy, provided that the Officer’s final pay check will be paid as soon as administratively practicable following the Officer’s termination of employment.
1(b). QUALIFYING TERMINATION OF EMPLOYMENT. For purposes of this Agreement, Officer experiences a “Qualifying Termination of Employment” if the Officer’s employment is terminated by the Company for a reason other than for Cause, death or Disability or is terminated by the Officer with Good Reason. Further, for purposes of this Agreement, the Officer experiences a “Change of Control Qualifying Termination of Employment” if the Officer experiences a Qualifying Termination of Employment upon or within twelve (12) months following a Change of Control. For purposes of this Agreement, “Cause,” “Change of Control,” “Disability” and “Good Reason” shall have the meanings set forth on Exhibit 1(b), attached hereto and incorporated herein by this reference.
1(c). QUALIFYING RETIREMENT. If the Officer’s employment is terminated by the Officer due to the Officer’s bona fide retirement from all business activity and service as an employee and consultant, without intent to return to service for the Officer’s remaining life (other than service on one or more boards of directors or other insubstantial business activities that are consistent with the Officer’s obligations under the Noncompete Agreement) (“Retirement”), and such termination does not amount to a Qualifying Termination of

Employment, then the Company will offer Officer a consulting agreement for the duration of the Transition Period described below, providing for compensation consistent with the compensation set forth in Exhibit 5(a), subject to the Officer’s continued maintenance of such Retirement (and not engaging in any substantial business, consulting or employment without the written approval of the Company) for the duration of the Transition Period.
2.LOSS OF OFFICER STATUS. Upon receipt by the Officer of a notice of termination from the Company, or at any other time upon the Company’s request, the Officer automatically shall be deemed to have resigned immediately from all positions the Officer then holds as an officer and/or director of the Company. The Officer will cooperate with the Company in documenting such resignation(s) and will promptly complete and return to the Company all documents reasonably specified by the Company for such purpose.
3.SEPARATION FROM SERVICE.    The date of the Officer’s “Separation from Service” shall be the earliest of: (i) the date of the Officer’s death; or (ii) the date after which the Company and the Officer reasonably anticipate that the level of bona fide services the Officer will perform, whether as an employee or consultant, will permanently decrease to 20 percent or less of the average level of bona fide services performed (whether as an employee or contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Officer provided services to the Company for less than 36 months).
4.TRANSITION PERIOD. For purposes of this agreement, the “Transition Period” shall be a one year period immediately following the date of the Officer’s Separation from Service due to a Qualifying Termination of Employment.
5(a).COMPENSATION DURING THE TRANSITION PERIOD. Upon the Officer’s Qualifying Termination of Employment, and provided the Officer complies with the terms of this Agreement (including the requirements of Section 7) and the terms of the Noncompete Agreement, the Officer, or the Officer’s estate in the event of the Officer’s death, will receive during the Transition Period compensation and cash in lieu of employee benefits as provided on Exhibit 5(a), attached hereto and incorporated herein by this reference.
5(b).EXECUTIVE BONUS AFTER LOSS OF OFFICER STATUS. An Officer who ceases to be an Officer but does not cease to be an employee of the Company, and who has not yet incurred a Separation from Service (referred to herein as a “Non-Officer Employee”), shall receive, in lieu of an executive bonus pursuant to Section 5(a)(ii) of Exhibit 5(a), an executive bonus, if at all, subject to the following terms and conditions:
If as of the date of the Officer’s loss of officer status the Non-Officer Employee was a designated participant for an executive bonus plan performance period but the Company’s board of directors (the “Board”) or a committee thereof has not yet taken action on any required goal achievement certification for such performance period, the Non-Officer Employee will be entitled to receive his or her executive bonus based on the performance so certified, at the same time and in the same manner as the continuing officers of the Company receive payment of their executive bonuses for such performance period, if and only if (A) the specified goals are achieved, as certified by the Board or a committee thereof, (B) payment is made for such achievement pursuant to the terms and conditions of the bonus program to the other participating officers, (C) the Non-Officer Employee is an employee of the Company at the time of payment and (D) the Non-Officer Employee complies with the terms of this Agreement and the terms of the Noncompete Agreement; provided that any bonus payable pursuant to this subsection shall be calculated by multiplying (x) the Officer’s annual bonus eligible salary for the Company’s fiscal 2023 determined without regard to the temporary
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reduction of base salary for fiscal 2023 (“Unreduced 2023 Bonus Eligible Salary”) by (y) the Officer’s target percentage for the Company’s fiscal 2023 under the executive bonus plan by (z) the Company’s performance attainment for the applicable performance period as certified by the Board or a committee thereof.
A Non-Officer Employee that receives a bonus pursuant to the terms of this Section 5(b) shall not be entitled to receive an additional bonus pursuant to Section 5(a)(ii) of Exhibit 5(a) during his or her Transition Period. Any amount payable under this Section 5(b) shall be payable at the time and form provided in the applicable bonus plan.
5(c).FURTHER CLARIFICATIONS. It is understood that the Officer, during the period of time in which he or she is a Non-Officer Employee and at any time during the Transition Period, is not entitled pursuant to this Agreement to renew his or her participation in any executive bonus program, receive any new grants of stock options or restricted stock, or to the accrual of TOP time (however, Non-Officer Employees would participate in the Company’s Time Off Plan). It is further understood that the Officer is not entitled to payment of any compensation that is deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the date of the Officer’s Separation from Service. For the avoidance of doubt, the Officer shall not be entitled to any payment which is earned and payable after the Transition Period pursuant to the terms of the applicable plan or program. No action by the Company or the Board may affect the Officer’s receipt of the benefits set forth above, other than as provided herein.
6.CONFIDENTIALITY. The reasons for, and circumstances of, an Officer’s termination of employment or change in officer status shall be kept confidential and shall not be disclosed; provided that the Company may disclose such information as the Company determines, in its sole discretion, is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose.
7.RELEASE. No amount shall be payable to the Officer under Section 5(a) until the Officer signs, and does not revoke within any applicable revocation period, a release of claims in favor of the Company, its affiliates and their respective officers and directors in substantially the form attached hereto as Appendix A (the “Release”) during the Release Execution Period; provided that the Company has the right at the time of Officer’s Separation from Service to modify the form of Release as may be necessary or appropriate for changes in applicable law; provided, further, that no such modifications will impose any new obligations on the Officer to which the Officer has not already agreed in writing. For purposes of this Agreement, the “Release Execution Period” shall be the 60-day period commencing on the date of the Officer’s Separation from Service.
8.ENTIRE AGREEMENT. Except as otherwise specifically provided herein, this Agreement sets forth the entire agreement and understanding between the Company and the Officer relating to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto, including, without limitation, the Original Agreement. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless contained in a writing signed by both of the parties hereto in accordance with Section 11. Any subsequent change or changes in Officer’s duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement is in addition to, and does not supersede or modify in any fashion, the provisions of the Noncompete Agreement, or the provisions of any confidentiality and intellectual property agreements previously entered into by the parties hereto (collectively, “Additional Agreements”) (and all documents and forms referenced therein). The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement.
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For avoidance of doubt, the “Period of Restriction” as defined in the Noncompete Agreement shall continue in full force and effect in accordance with the terms of the Noncompete Agreement.
9(a).    SECTION 409A COMPLIANCE. This Agreement is intended to comply with Internal Revenue Code (“Code”) Section 409A and the applicable Treasury Regulations (together, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Officer on account of non-compliance with Section 409A. In the event an amount payable under this Agreement is contingent upon the Officer signing a Release during a Release Execution Period and such Release Execution Period begins in one tax year and ends in the next tax year, such amount shall be paid on the later of (i) the last day of the Release Execution Period, (ii) if applicable, the date specified in Section 9(b), or (iii) the payment date otherwise set forth in this Agreement.
9(b).    SPECIFIED EMPLOYEE PAYMENTS, TIMING: Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Agreement by reason of the Officer’s Separation from Service during a period in which the Officer is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)if the payment or distribution is payable in a lump sum, the Officer’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Officer’s death or the first day of the seventh month following the Officer’s Separation from Service; and
(ii)if the payment or distribution is payable over time, the amount of such nonexempt deferred compensation that would otherwise be payable during the six-month period immediately following the Officer’s Separation from Service will be accumulated and the Officer’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Officer’s death or the first day of the seventh month following the Officer’s Separation from Service, whereupon the accumulated amount will be paid or distributed to the Officer and the normal payment or distribution schedule for any remaining payments or distributions will resume.
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For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A, provided, however, that, as permitted in Treas. Reg. §1.409A-1(i), the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Compensation Committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
9(c). SECTION 280G. This section will be construed in accordance with Code Sections 280G and 4999, or any successor provisions thereto, and the guidance issued thereunder (collectively, “Section 280G”), and the terms “parachute payment” and “excess parachute payment” as used herein have the meanings ascribed to them under Section 280G.
(i)    If it is determined that the aggregate payments and benefits constituting parachute payments which, but for the operation of this provision, would become payable or distributable by the Company to or for the benefit of Officer, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the “Total Payments”), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to One Dollar ($1) less than the maximum amount that could be paid to Officer without giving rise to any Excise Tax (the “Safe Harbor Cap”); provided, however, that this reduction shall be applied only if the net after-tax benefit to Officer after such reduction would be greater than the net after-tax benefit to Officer without such reduction (notwithstanding the application of the Excise Tax on the unreduced Total Payments). For the avoidance of doubt, Officer shall be responsible for the payment of any Excise Tax arising from the Total Payments and there shall be no tax gross up on any amounts paid under this Agreement.
(ii)    Any reduction in Total Payments required by this provision shall be applied in the following order and, to the extent applicable, in accordance with the rules under Section 409A: (i) first, reduction of cash payments and benefits, in reverse order of the date of payment; (ii) second, cancellation of vesting acceleration of equity awards, in reverse order of the date of grant; and (iii) third, reduction of other non-cash payments and benefits, in reverse order of the date the payment or benefit is to be provided. If the same payment or award date applies to more than one payment or benefit within any of the foregoing categories, the reduction will apply to each such payment or benefit on a pro-rata basis. Subject to the foregoing, the Total Payments shall be reduced so that the reduction of compensation to be provided to Officer is otherwise minimized.
(iii)Unless the Company and Officer otherwise agree in writing, all calculations and determinations necessary to effectuate this provision, including without limitation determinations as to whether a reduction in payments or benefits is required and the amount thereof, whether any item of compensation constitutes a parachute payment, the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B)), and the present value of any parachute payment, shall be made, consistent with Section 280G, by a public
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accounting firm and/or tax counsel selected by the Company (which may be the Company’s independent public accounting firm or outside tax counsel) (the “Advisors”). For this purpose, the Advisors may make reasonable assumptions and approximations; may rely on reasonable, good faith interpretations concerning the application of Section 280G; and may rely upon such other tax, legal, valuation or other specialists as they deem appropriate. Officer’s applicable federal, state, and local income taxes shall be computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes. The Company and Officer agree to furnish the Advisors with such information and documents as the Advisors reasonably request to make such calculations and determinations as soon as practicable upon such request. The Company shall direct the Advisors to provide Officer with a written statement of its conclusions, setting forth the basis therefor, including detailed supporting calculations and copies of any written opinions or advice upon which such conclusions rely (the “Report”), within ten (10) business days after their receipt of all required information and documents. Officer shall have five (5) business days thereafter to notify the Advisors and the Company in writing of any reasonable and substantive objections to the Report. The Company shall direct the Advisors to promptly consider in good faith and respond to such objections, and provide Officer a revised Report reflecting appropriate adjustments (unless the Advisors determine that no adjustments are necessary). The Advisors’ final calculations and determinations (as adjusted, if applicable) shall be conclusive and binding on all parties for all purposes. The Company shall bear all costs the Advisors may reasonably incur in connection with the process contemplated by this paragraph.
10.COMPENSATION RECOUPMENT. All amounts payable to the Officer as described or referenced in this Agreement will be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board that applies on substantially the same terms to all other U.S. based officers of the Company or as required by law, regulation or an exchange listing requirement applicable to the Company.
11.GOVERNING LAW. This Agreement, for all purposes, shall be construed in accordance with the laws of Idaho without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Idaho. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
12.MODIFICATION. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Officer and by an authorized officer of the Company as directed by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
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13.CAPTIONS. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
14.SEVERABILITY. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
15.REPRESENTATION BY COUNSEL. Officer acknowledges that he has been represented by independent counsel in the negotiation and execution of this Agreement, specifically including but not limited to its choice of law, jurisdiction, and venue provisions.
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IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date of later signature below (the “Effective Date”).

MICRON TECHNOLOGY, INC.	OFFICER
/s/ Sanjay Mehrotra	/s/ Scott J. DeBoer
By: Sanjay Mehrotra President and CEO	Scott J. DeBoer
November 30, 2023	November 30, 2023
Date	Date

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Exhibit 1(b)
Special Defined Terms
For purposes of this Agreement, the following terms shall have the meaning set forth below:
(a)“Cause” means any of the following acts by the Officer, as determined by the Board:
(i)the commission by the Officer of, or the Officer’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or any of its affiliates;
(ii)the Officer’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment, whether or not such act was committed in connection with the business of the Company or any of its affiliates;
(iii)the willful and repeated failure by the Officer to follow the valid and lawful directives of the Board;
(iv)any material violation of the Company’s written policies;
(v)any intentional misconduct by the Officer in connection with the Company and any of its affiliates’ businesses or relating to the Officer’s duties, or any willful violation of any laws, rules or regulations; or
(vi)the Officer’s material breach of any employment, severance, non- competition, non-solicitation, confidential information, or restrictive covenant agreement, or similar agreement, with the Company or an affiliate.
The determination of the Board as to the existence of “Cause” shall be conclusive on the Officer and the Company.
(b)    “Change in Control” means and includes the occurrence of any one of the following events:
(i)    individuals who, as of the effective date of the Agreement (the “Effective Date”), constitute the Board of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii)any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company
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(“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (ii) below); or
(iii)the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company
For purposes of the foregoing Change in Control definition, (i) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company and (ii) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(c)“Disability” means the Separation from Service of the Officer after the applicable authorized party under the long-term disability plan (the “LTD Plan”) maintained by the Company or its affiliate has provided written notification to the Human Resources Department that the Officer qualifies for disability benefits under the LTD Plan (a “Disability Notice”). If the Officer is not eligible for disability benefits under any applicable LTD Plan, then the Officer
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shall not be able to incur a Disability termination under this Agreement. For purposes of the foregoing, the Officer shall be treated as terminating for Disability under this Agreement only if the Human Resources Department has received a copy of the Disability Notice before processing the Officer’s termination.
(d)“Good Reason” means any of the following, without the Officer’s consent: (i) a material diminution in Officer’s base salary (other than an across-the-board reduction in base salary that affects all peer employees); (ii) a material diminution in Officer’s authority, duties, or responsibilities; or Company’s failure to nominate the Officer for election to the Board and to use its best efforts to have him elected or re-elected to the Board, as applicable; (iii) the relocation of Officer’s principal office to a location that is more than twenty-five (25) miles from the location of Officer’s principal office on the effective date of the Agreement; provided, however, that Good Reason shall not include (A) any relocation of Officer’s principal office which is proposed or initiated by Officer, (B) any relocation that results in Officer’s principal place office being closer to Officer’s then-current principal residence, or (C) any relocation as may be required or recommended governmental authorities, such as a stay-at-home order) or (iv) a material breach by Company of this Agreement or other written material obligation of the Company to the Officer.
A termination by Officer shall not constitute termination for Good Reason unless Officer shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Officer within thirty (30) days following its receipt of such Good Reason Notice. Officer’s date of termination for Good Reason must occur within a period of three hundred and sixty five (365) days after the initial occurrence of an event of Good Reason.
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Exhibit 5(a)
Compensation During the Transition Period
(i)Base salary as of the date of the Officer’s Separation from Service paid bi-weekly on the Company’s normal payroll cycle as if the Officer had worked during the Transition Period, provided, however:
(A)    if the Officer or the Company terminated the Officer’s status as an officer of the Company but not as an employee prior to the date of the Officer’s Separation from Service, then the base salary payable pursuant to this subsection during the Transition Period shall be the greater of (1) the Officer’s base salary in effect immediately prior to the Officer’s loss of officer status or (2) the Officer’s base salary as of the date of the Officer’s Separation from Service; and
(B)    if as of the date of the Separation from Service the Officer’s base salary is subject to a temporary reduction in an effort to save costs, then the base salary payable pursuant to this subsection during the Transition Period shall be the Officer’s base salary immediately prior to such reduction.
(C)    notwithstanding the foregoing, for a Qualifying Termination of Employment after the Company’s fiscal 2023 that is not a Change of Control Qualifying Termination of Employment, the base salary payable pursuant to this subsection during the Transition Period will not be greater than the Officer’s base salary in effect for the Company’s fiscal, 2023 (determined without regard to the temporary reduction of base salary that occurred in fiscal 2023).
(ii)an executive bonus, subject to the following terms and conditions:
If as of the date of the Officer’s Separation from Service the Officer was a designated participant for an executive bonus plan performance period but the Board or a committee thereof has not yet taken action on any required goal achievement certification for such performance period, the Officer will be entitled to receive his or her executive bonus based on the performance so certified, at the same time and in the same manner as the continuing officers of the Company receive payment of their executive bonuses for such performance period, if and only if (A) any required certification thereof by the Board or a committee thereof occurs during the Transition Period, (B) the specified goals are achieved, as certified by the Board or a committee thereof, and (C) payment is made for such achievement pursuant to the terms and conditions of the bonus program to the other participating officers during the Transition Period; provided that, for a Qualifying Termination of Employment after the Company’s fiscal year 2023 that is not a Change of Control Qualifying Termination of Employment, any bonus payable pursuant to this subsection shall be calculated by multiplying (x) the Officer’s Unreduced 2023 Bonus Eligible Salary by (y) the Officer’s target percentage for the Company’s fiscal 2023 under the executive bonus plan by (z) the Company’s performance attainment for the applicable performance period as certified by the Board or a committee thereof.
An Officer that receives a bonus pursuant to the terms of Section 5(b) shall not be entitled to receive an additional bonus pursuant to this Section 5(a)(ii).
(iii)an additional executive bonus for the Transition Period, subject to the following terms and conditions:
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If as of the date of the Officer’s Separation from Service the Officer was a designated participant for an executive bonus plan, and the Board or a committee thereof designates a new performance period under an executive bonus plan covering similarly situated officers of the Company that begins after the Officer’s Separation from Service and coincides (in whole or in part) with the Transition Period, then the Officer will be entitled to receive an executive bonus for such performance period based on performance certified by the Board or a committee thereof, with the resulting amount prorated, if applicable, to reflect the total number of days in the performance period that fall within the Transition Period (relative to total days in the performance period), at the same time and in the same manner as the continuing officers of the Company receive payment of their executive bonuses for such performance period, if and only if (A) the specified goals are achieved, as certified by the Board or a committee thereof, and (B) payment is made for such achievement pursuant to the terms and conditions of the bonus program to the other participating officers; provided that, for a Qualifying Termination of Employment after the Company’s fiscal year 2023 that is not a Change of Control Qualifying Termination of Employment, any bonus payable pursuant to this subsection shall be calculated by multiplying (w) the Officer’s Unreduced 2023 Bonus Eligible Salary by (x) the Officer’s target percentage for the Company’s fiscal 2023 under the executive bonus plan by (y) the Company’s performance attainment for the applicable performance period as certified by the Board or a committee thereof by (z) a fraction equal to the total number of days in the performance period that fall within the Transition Period, divided by total days in the performance period.
(iv)With respect to “time-based” and/or “performance-based” options that have not previously become vested, the continued vesting and exercisability of any granted stock options in accordance with the terms of the applicable stock plan as if the Officer’s employment as an officer had continued during the Transition Period, provided, however, and for purposes of clarification, the parties agree that the Officer shall be entitled to vesting for the completion of “performance-based” goals hereunder if and only if the specified performance goal was achieved prior to or during the Transition Period and any required goal achievement certification for such performance goal has been made by the Board or a committee thereof, thereafter; provided that, if the Officer has experienced a Change of Control Qualifying Termination, all of such options will become fully vested (with any performance condition for which the performance period has not closed prior to such termination deemed achieved at target) effective upon the Release Date.
(v)with respect to restricted stock awards, the lapse of any “time-based” and/or “performance-based” restrictions at the same time and in the same amounts such restrictions would have lapsed, if at all, in accordance with the terms of the applicable stock plan if the Officer’s employment as an officer had continued during the Transition Period, provided, however, and for purposes of clarification, the parties agree that the Officer shall be entitled to the lapse of “performance-based” restrictions hereunder if and only if the specified performance goal was achieved prior to or during the Transition Period and any required goal achievement certification for such performance goal has been made by the Board or a committee thereof, thereafter; provided that, if the Officer has experienced a Change of Control Qualifying Termination, all such time-based restrictions shall lapse (with any performance-based restrictions for which the performance period has not closed prior to such termination lapsing as if achieved at target) effective upon the Release Date.
(vi)Participation and vesting in the Company’s RAM 401(k) Plan (or a successor or replacement plan) (the “401(k) Plan”) will cease pursuant to the terms of the 401(k) Plan
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(generally, the date of the Officer’s termination of employment) and’ standard termination options under the 401(k) Plan will apply.
If the Officer is contributing to the 401(k) Plan at the date of the Officer’s Separation from Service and has not reached the maximum matching contribution for the 401(k) Plan year(s) covered by the Transition Period, then an amount equal to the difference between the Officer’s actual matching contribution and the amount of matching that the Officer would have received if the Officer had continued to defer his or her income into the 401(k) Plan for the Transition Period at the same rate as was in effect on the date of the Officer’s Separation from Service will be paid to the Officer. The payment, if any, will be calculated as though the Officer were 100% vested in such contribution, and will be paid within 60 days after the date of the Officer’s Separation from Service (or such later date as may be required by Section 9 of the Agreement); and
(vii)The Officer’s participation, if applicable, will cease in the Company’s non-cash benefit plans (medical, dental, life, etc.) pursuant to the terms of the applicable plan (generally, the end of the calendar month which includes the date of the Officer’s termination of employment) unless the Officer properly elects to continue participation pursuant to any applicable COBRA continuation or conversion rights. The Officer may also be able to secure individual coverage with similar terms and conditions. It is the Officer’s responsibility to make any timely elections required and for the payment of premiums.
Regardless of the Officer’s election, to the extent the Officer was participating in the Company’s non-cash benefit plans on the date of the Officer’s Separation from Service, the Company will pay the Officer an amount equal to the difference in premiums between what the Officer would have paid as an employee during the Transition Period and what the Officer would have to pay during the Transition Period to continue coverage, based on rates in effect at the time of calculation for the region listed by the Company as the Officer’s work address. If COBRA rates are available, those rates will be used in the calculation, followed by any applicable conversion rate, and finally, in the absence of COBRA or conversion rates, by the cost of individual coverage with similar terms and conditions. The payment, if any, and will be paid within 60 days after the date of the Officer’s Separation from Service (or such later date as may be required by Section 9 of the Agreement).
Notwithstanding anything herein to the contrary, no compensation will be paid for the loss of any applicable short-term disability coverage.
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Appendix A
FORM OF RELEASE AGREEMENT
(attached)
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RELEASE
This Release (the “Release”) is made and given by Scott J. DeBoer, an individual and Officer of the Company (the “Officer”), to Micron Technology, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Officer accepted that certain Amended and Restated Severance Agreement from the Company effective October 10, 2023 (“Severance Agreement”);
WHEREAS, the Officer and the Company have agreed to severance benefits under certain terms of separation as set forth in the Severance Agreement;
WHEREAS, this Release is prepared to effectuate the release contemplated in the Severance Agreement;
NOW THEREFORE, the Officer agrees to the following Release:
1.General Release of Claims. In consideration of the Officer’s receipt of the consideration set forth in the Severance Agreement, the Officer releases, waives and forever discharges the Company and its subsidiaries, affiliates, affiliated organizations, related companies, benefit plans and their fiduciaries and administrators, insurers, parent entities, predecessors, insurers, successors, assigns, directors, Board of Directors, managers, officers, employees, representatives, affiliates and agents (collectively “Releasees”) of and from all claims, demands, liabilities, suits, and causes of action Officer has or may have against any of the Releasees, on and before the date Officer signs this Release. This broad release of claims by the Officer includes, but is not limited to, any and all claims arising out of the Officer’s employment with and separation of employment from the Company as well as any and all allegations that the Company or any of the Releasees:

a.have discriminated against, harassed, retaliated against, or otherwise violated any law with respect to the Officer on the basis of race, color, sex, gender, national origin, age (including any claim under the Age Discrimination in Employment Act, “ADEA”, the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §§ 621 et. seq., and any state, country, local or other acts prohibiting discrimination), ancestry, disability, religion, pregnancy, sexual orientation, marital status, parental status, familial status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, code sections, constitutions, regulations, ordinances, administrative determinations or rulings, or executive orders;

b.have otherwise violated any local, state or federal law, code section, constitution, regulation, ordinance, administrative determination or ruling, or executive order, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Equal Pay Act, the False Claims Act, any waivable claims under the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act (and any state law counterpart), Genetic Information Nondisclosure Act of 2008, 42 U.S.C. Sec. 2000ff et seq., any state, county, local or other acts prohibiting discrimination (including on the basis of race, color, religion, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, ancestry, mental and physical disability, medical
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condition, age, pregnancy, denial of medical and family care leave, or pregnancy disability leave, any other category or status protected by law, and/or retaliation for protesting illegal discrimination related to one of these categories), the Idaho Equal Pay Law, the Idaho Jury Duty Law, the Idaho Drug Testing Act, the Idaho Human Rights Act, the Idaho Wage Claim Act, and all other similar provisions from any other applicable states;

c.have violated or breached personnel policies, handbooks, codes of conduct, any covenant of good faith and fair dealing, any contracts of employment, and/or any contracts;

d.have violated public policy or common law, including claims for personal injury; wrongful termination; invasion of privacy; constructive discharge; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish or suffering; intentional interference with contract, negligence; detrimental reliance; loss of consortium to the Officer or to any member of the Officer’s family, and/or promissory estoppel; and

e.are in any way obligated for any reason to pay the Officer damages, expenses, litigation costs, attorneys’ fees, wages, front pay, back pay, fringe benefits, compensation, bonuses, commissions, severance pay, disability or other benefits, vacation pay and sick pay, compensatory damages, punitive damages, and/or interest.
This is a General Release and releases all claims of any kind, including claims the Officer may not know about. The Officer understands and agrees that the Officer is hereby releasing all claims the Officer has or may have against the Company or any of the Releasees on or before the date the Officer signs this Release.
2.Release of Unknown Claims. For the purpose of implementing a full and complete release, the Officer expressly acknowledges and agrees that this Release resolves all legal claims the Officer may have against the Company or any of the Releasees as of the date of this Release, including but not limited to claims that Officer did not know or suspect to exist in the Officer’s favor at the time of the effective date of this Release.
The Officer further acknowledges that the Officer is aware facts may later be discovered which are in addition to, or different from, those which the Officer now knows or believes to be true with respect to the subject matter of this Release. However, the Officer understands and acknowledges that it is the Officer’s intention to fully, finally and forever to release all claims against the Company or any of the Releasees which now exist, or may have existed before, or may hereafter exist, regardless of whether such claims are known or unknown, or suspected or unsuspected, and without regard to the later discovery or existence of such different additional facts.
Additionally, if any claim is not subject to release, to the extent permitted by law, the Officer waives any right or ability to bring or join a class or collective action, to serve as class or collective representative, or to otherwise participate in any putative or certified class, collective or multi-party action. In other words, this is intended to be a general release of all claims, which shall be read as broadly as permitted by law.
3.Exclusions from General Release. Matters excluded from the General Release of Claims in Section 1 above are (i) any claims or rights which cannot be waived by law, (ii) any vested pension or retirement benefits or other benefits under employee benefit plans in which the
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Officer participated and has a right to benefit, (iii) rights to enforce the Company’s obligations under the Severance Agreement, (iv) rights as a shareholder of the Company, and (v) the Officer’s rights to indemnification and D&O insurance coverage. Also excluded from the General Release is the Officer’s right to file a charge with an administrative agency or participate in an agency investigation, and nothing in this Release limits the Officer’s right to receive money for providing information to a government agency as set forth in Section 4 below. However, except for any claim or charge filed with the Securities Exchange Commission, Federal Trade Commission, or as otherwise prohibited by law, the Officer is waiving the right to receive individual relief (including without limitation back pay, front pay, reinstatement or other legal or equitable relief) based on claims asserted in any such charge or complaint of employment discrimination, harassment, and/or retaliation filed by the Officer or any other individual with the Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, Idaho Human Rights Commission, or other similar state agencies responsible for enforcement of employment laws, or by any of these agencies on Officer’s behalf involving the Company. Further, nothing in this Agreement prohibits the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, or retaliation for filing a claim of sexual harassment.

4.Governmental Reporting/Testimony. The Officer understands that nothing in this Release is intended to interfere with or discourage Officer’s good faith disclosure to any governmental entity related to a suspected violation of the law. Further, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. The Officer understands that Officer cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information so long as the disclosure is made in: (1) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. The Officer further understands that the Company will not retaliate against Officer in any way for a disclosure made pursuant to this Section 4. Further, in the event the Office makes such a disclosure, and files a lawsuit against the Company alleging that the Company retaliated against Officer because of Officer’s disclosure, the Officer understands that Officer may disclose the relevant trade secret or confidential information to Officer’s attorney, and may use the same in the court proceeding only if: (1) Officer ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (2) Officer does not otherwise disclose the trade secret or confidential information except as required by court order.

5.Charges and Complaints. The Officer represents and warrants that the Officer has not filed any complaints or charges against the Company or any other Releasee with any local, state or federal agency or court and is currently unaware of any set of facts that would give rise to such a complaint or charge. The Officer agrees to indemnify and hold the Company harmless from any breach of the representation and warranty contained in this Section 5 of this Agreement. This Section 5 does not apply to any claim or charge filed with the Securities Exchange Commission, Federal Trade Commission, or as otherwise prohibited by law.

6.Taxes. The Officer agrees to pay any local, state or federal taxes due in connection with the payments or compensation paid to Officer pursuant to the Severance Agreement, and agrees to indemnify and hold the Company and its subsidiaries and affiliates harmless from any tax, interest, penalty or other sum sought, imposed or assessed against the Company and its subsidiaries and affiliates by any taxing authority in connection with the payment of any amounts pursuant to the Severance Agreement.
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7.Return of the Company Property. The Officer represents and warrants that Officer has delivered to the Company all devices, documents and data of any nature containing, or pertaining to, any confidential, proprietary information or trade secrets (including all of the Company’s confidential information, technical information, business information, customer lists, tax, financial or proprietary knowledge and any such information Officer obtained while employed by the Company) and that neither Officer nor any of Officer’s agents or representatives have taken or retained any such documents or data or any reproduction thereof. The Officer further agrees that Officer will not, at any time, disclose or use any such information, except as may be required by court order or subpoena. The Officer also acknowledges the Company’s right to enforce this Section 7 of this Release in any court of competent jurisdiction.

8.Nondisparagement. The parties agree that the Officer, on the one hand, and the Company and its directors and executive officers, on the other, will not disparage, volunteer or provide information, make statements, or news or press releases about (i) any alleged improper or unlawful acts or omissions of either party or any of the Releasees concerning Officer’s employment, the end or termination of Officer’s employment, or other matters arising before, during or after Officer’s employment with the Company; nor (ii) will the Officer disparage the Company or its products, services, vendors, parents, subsidiaries, divisions, successors or assigns, or any person acting by, through, under or in concert with any of them, and any of their current and former shareholders, officers, directors, agents, attorneys or employees, with any written or oral statement. For avoidance of doubt, nothing in this Agreement shall be construed to deny Officer’s right to disclose information about unlawful acts in the workplace, including but not limited to sexual harassment. In addition, nothing contained herein shall be construed to prevent Officer from providing truthful testimony to any court or administrative agency pursuant to subpoena or other compulsory legal process (other than as part of a proceeding initiated by Officer in violation of this Agreement), or from notifying the proper law enforcement authorities if Officer reasonably and in good faith concludes that the Company is violating laws enacted for the protection of corporate shareholders, investors, employees, or the general public.

9.Additional Acknowledgments by the Officer. The Officer also acknowledges and agrees that:

a.Officer is entering into this Release knowingly and voluntarily;

b.the Company is hereby advising the Officer in writing to consult with an attorney before signing this Release and has had a reasonable opportunity to do so prior to executing this Release;

c.Officer understands Officer may take up to twenty-one (21) days (or up to forty-five (45) days, if the Release is executed in conjunction with a group termination or an exit incentive program) to consider this Release before signing it;

d.this Release contains the entire understanding of the Officer and the Company concerning the subjects it covers and it supersedes all prior understandings and representations, provided, however, nothing in this Release affects any post-employment restrictive covenants (including, but not limited to, non-disclosure, non-solicitation, and non-compete) or intellectual property assignment agreements the Officer may have signed, which shall remain in full force and effect;

e.this Release may not be modified or supplemented except by a subsequent written agreement signed by the Officer and the Company’s Senior Vice President of Human Resources and Chief People Officer (or other authorized officer of Micron);
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f.the Officer has not assigned any rights or claims being released by this Release to any other person or entity; and

g.the Officer is giving up the right to file a claim for age discrimination under the Age Discrimination in Employment Act, “ADEA” and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §§ 621 et. seq., based on events and actions (or inactions) pre-dating the execution of this Agreement (claims arising after the execution of this Agreement are not waived).

10.Expiration and Return. If the Officer fails to sign this Release within twenty-one (21) days after a separation of the Company contemplated under the Severance Agreement (the “Separation Date”) (or forty-five (45) days in the case of a group termination or an exit incentive program) or revokes the Release as set forth in Section 11, the Company reserves the right to cease all payments and benefits owed to the Officer under the Severance Agreement and to further seek recovery of the consideration, if any, previously paid to the Officer under the Severance Agreement. The Company will require that the Officer not sign or return this Release earlier than the Separation Date. If the Officer does so, the Company reserves the right to delay the effective date of this Release until on or after the Separation Date (as may be applicable), and may also require the Officer to sign a written reaffirmation of this Release in order to receive or retain any payments or benefits owing to the Officer under the Separation Agreement. If the Officer signs this Release, Officer may email a copy to the Company’s Employee Relations department at [***]@micron.com or return the signed original to the attention of the office of the Senior Vice President and Chief People Officer at Micron Technology, Inc., 8000 South Federal Way, Boise, Idaho 83716.

11.Signature and Revocation Period. After the Officer signs this Release, Officer will have seven (7) days to revoke it if the Officer has a change of mind. If the Officer wants to revoke this Release, the Officer should either email the written revocation to the Company’s Employee Relations department at [***]@micron.com, or otherwise deliver a copy to the attention of the office of the Senior Vice President and Chief People Officer at Micron Technology, Inc., 8000 South Federal Way, Boise, Idaho 83716, within seven (7) calendar days after the Officer signed it. If the Officer does not revoke this Release within this seven (7) day revocation period, the Release will become effective immediately, subject to the requirements set forth in Section 10 above.

12.Governing Law, and Venue. This Release shall be construed in accordance with the laws of Idaho without regard to conflicts of law principles. The Officer hereby irrevocably submits to the jurisdiction of the state courts of Ada County, State of Idaho or the United States District Court for the District of Idaho, for any action arising out of or in any way related to the interpretation and enforcement of this Agreement and waives the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.Severability. If for any reason any provision of this Release is determined to be invalid, unenforceable or contrary to any existing or future law to any extent, such provision shall be enforced to the extent permissible under the law and such invalidity, unenforceability or illegality shall not impair the operation of or otherwise affect those portions of this Release which are valid, enforceable and legal.

14.Opportunity for Representation by Counsel. The Officer acknowledges that Officer has been advised to, and had an opportunity to be, or has actually been represented by, independent counsel in the negotiation and execution of this Release, specifically including but not limited to its choice of law, jurisdiction, and venue provisions.
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*    THIS RELEASE CONTAINS A GENERAL RELEASE AND WAIVER OF IMPORTANT RIGHTS AND EXTENDS TO ALL KNOWN AND UNKNOWN CLAIMS.
*    DO NOT SIGN THIS RELEASE UNLESS YOU HAVE FIRST CAREFULLY READ IT AND YOU FULLY UNDERSTAND IT.
*    BY SIGNING THIS RELEASE, YOU REPRESENT YOU HAVE CAREFULLY READ IT, FULLY UNDERSTAND IT AND ACKNOWLEDGE THE RIGHTS YOU ARE GIVING UP.

Officer	Date Signed

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